Exhibit 10.1

GENSYM CORPORATION

52 SECOND AVENUE

BURLINGTON, MA 01803

August 3, 2006

VIA HAND DELIVERY

Lowell Hawkinson

18 Lamoine Street

Belmont, MA 02478

Dear Lowell:

On August 2, 2006, Gensym Corporation (the “Company”) received your letter of resignation from all positions you hold for or on behalf of the Company. The Board of Directors for the Company (the “Board”) accepted your resignation on August 3, 2006. To assist you during this transition, and in consideration for your execution and non-revocation of this agreement and the performance of your obligations set forth below, the Company will provide you with the severance benefits described in the “Description of Severance Benefits” attached as Attachment A if you timely sign and return this letter agreement by August 25, 2006 and it becomes binding upon you. By signing and returning this letter agreement, you will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 3. You are advised to consult with an attorney before signing this letter agreement and you may take up to twenty-one (21) days to do so. If you sign this letter agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it by notifying Jennifer Healey in writing. If you do not so revoke, this letter agreement will become a binding agreement between you and the Company upon the expiration of the seven (7) day period.

If you choose not to sign and return this letter agreement by August 25, 2006, or if you timely revoke your acceptance in writing, you shall not receive any severance benefits from the Company. You will, however, receive payment in the next regularly scheduled Company payroll for any accrued and unpaid wages and any unused paid time off accrued through your Resignation Date, as defined below. Also, even if you decide not to sign this letter agreement, you may elect to continue receiving group health insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq. All premium costs shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation. You should consult the COBRA materials to be provided by the Company for details regarding these benefits. All other Company-provided benefits will cease upon your Resignation Date as defined below.

If, after reviewing this letter agreement, you find the terms and conditions are satisfactory to you, you should sign and return this letter agreement to Jennifer Healey by August 25, 2006.

The following numbered paragraphs set forth the terms and conditions that will apply if you timely sign and return this letter agreement and do not revoke it in writing within the seven (7) day period:

1. Resignation Date - Your effective date of resignation from the Company was August 2, 2006 (the “Resignation Date”). As of the close of business on the Resignation Date, all salary payments from the Company ceased and any benefits you had under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law, or as otherwise described herein.

2. Description of Severance Benefits – The severance benefits which will be provided to you if you timely sign, return and do not revoke this letter agreement are described in the “Description of Severance Benefits” attached as Attachment A.

3. Release - In consideration of the payment of the severance benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its officers, directors, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts (including any rights you may have under the Severance Benefits Agreement, dated January 25, 2006 between you and the Company), agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against the Released Parties, up to the date you sign this letter agreement, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., and the Massachusetts Fair Employment Practices Act, M.G.L. c.151B, § 1 et seq., all as amended, all claims arising out of the Sabanes-Oxley Act, 18 U.S.C. § 1514A, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., the Massachusetts Civil Rights Act, M.G.L. c.12, §§ 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c.93, § 102 and M.G.L. c.214, § 1C, the Massachusetts Labor and Industries Act, M.G.L. c.149, § 1 et seq., the Massachusetts Privacy Act, M.G.L. c.214, § 1B and the Massachusetts Maternity Leave Act, M.G.L. c.149, § 105(d), all as amended, all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge and breach of contract, all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options, and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this letter agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding). Notwithstanding the foregoing, the release set forth in this Section 3 shall not apply to: (a) any claim to enforce this letter agreement or for the breach of this letter agreement; (b) any claim for vested benefits under any Employee Retirement Income Security Act (ERISA) plan or any employee welfare benefit plan; (c) any claims for indemnification and defense pursuant to any Company policy (including, but not limited to, its by-laws) or any insurance policy it may hold (including, but not limited to any Directors’ and Officers’ insurance policy); (d) any claim for Workers’ Compensation benefits; or (e) any counterclaim against any individual (but not the Company) who files any claim against you.

4. Non-Disclosure and Non-Competition and Non-Solicitation - You acknowledge and reaffirm your obligation to keep confidential all non-public information concerning the Company which you acquired during the course of your employment with the Company, as stated more fully in the Employee Noncompetition, Nondisclosure and Developments Agreement you executed at the inception of your employment which remains in full force and effect. You further acknowledge and reaffirm your noncompetition and other obligations contained therein.

5. Return of Company Property - You confirm that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, Company vehicles and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including but not limited to those which you developed or help develop during your employment. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts. However, you will be permitted to retain copies of your personnel documents and documents relating to your employment benefits.

6. Business Expenses and Compensation - You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company and that no other compensation is owed to you.

7. Mutual Non-Disparagement – To the extent permitted by law, you understand and agree that as a condition for payment to you of the consideration herein described, you shall not make any false, disparaging or derogatory statements to any industry group, financial institution, stockholder, current or former consultant, client or customer of the Company regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs and financial condition. The Company agrees that, to the extent permitted by law, it will not, and it will instruct the current Board and officers not to, make any false, disparaging or derogatory statements to any industry group, financial institution or current or former consultant, stockholder, client or customer of the Company regarding you. Provided, however, nothing in this paragraph shall prevent you or the current Board and officers from making truthful statements to the Securities and Exchange Commission, stockholders, any governmental entity or the media.

8. Continued Assistance - You agree that after the Resignation Date you will cooperate with reasonable requests by the Company in connection with its own or any third-party’s investigation related to accounting and revenue recognition issues. Your cooperation shall include, but shall not be limited to, at the Company’s reasonable request, being interviewed, providing documents in your possession and/or reviewing documents relevant to the investigation. In addition, you agree to assist with any reasonable requests by the Company in connection with defending against and/or prosecuting any litigation or threatened litigation or government proceeding or investigation, and in performing any other tasks as reasonably requested by the Company. The Company will reimburse you for all reasonable out-of-pocket lodging and travel expenses incurred by you in connection with your cooperation and assistance under this Section 8. The Company agrees that such cooperation shall be at mutually agreeable times and places and shall, if reasonably possible, be by telephone, electronic mail, fax and letter, rather than in person. The Company further agrees that such cooperation will not interfere with any future employment you may secure.

9. References - All calls from prospective employers will be referred to the Company’s Human Resources Department and the only information the Human Resources Department will provide to prospective employers is your starting and ending dates of employment and your last position as Chief Executive Officer.

10. Amendment - This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

11. Waiver of Rights - No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

12. Validity - Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

13. Nature of Agreement - You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

14. Section 409A. No payments that may be made pursuant to this letter agreement that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”) may be accelerated or deferred by the Company or by you. Notwithstanding anything else to the contrary in this letter agreement, to the extent that any of the payments that may be made hereunder constitute “nonqualified deferred compensation”, within the meaning of Section 409A and you are a “specified employee” upon your resignation (as defined under Section 409A), any such payment shall be delayed following your Resignation Date if, absent such delay, such payment would otherwise be subject to penalty under Section 409A. In any event, the Company makes no representation or warranty and shall have no liability to you or to any other person if any provisions of this letter agreement are determined to constitute “nonqualified deferred compensation” subject to Section 409A but do not satisfy the requirements of that section.

15. Acknowledgments - You acknowledge that you have been given at least twenty-one (21) days to consider this letter agreement, including Attachment A, and that the Company advised you to consult with an attorney of your own choosing prior to signing this letter agreement. You understand that you may revoke this letter agreement for a period of seven (7) days after you sign this letter agreement by notifying Jennifer Healey in writing, and the letter agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. You understand and agree that by entering into this letter agreement, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amendment by the Older Workers Benefits Protection Act, and that you have received consideration beyond that to which you were previously entitled.

16. Voluntary Assent - You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement. You state and represent that you have had an opportunity to fully discuss and review the terms of this letter agreement with an attorney. You further state and represent that you have carefully read this letter agreement, including Attachment A, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

17. Applicable Law - This letter agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.

18. Entire Agreement -This letter agreement, including Attachment A, contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, commitments, writings in connection therewith, including, without limitation, the Severance Benefits Agreement, dated January 25, 2006, between you and the Company. Nothing in this paragraph, however, shall modify, cancel or supersede your obligations set forth in paragraph 4 herein.

If you have any questions about the matters covered in this letter, please contact Jennifer Healey in the Human Resources department.

Very truly yours,

/s/ Robert Ashton
Robert Ashton,
Interim Chief Executive Officer
Gensym Corporation

☒	I hereby agree to the terms and conditions set forth above and in Attachment A. I have been given at least twenty-one (21) days to consider this letter agreement (including Attachment A) and I have chosen to execute this on the date below. I intend that this letter agreement will become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days.

/s/ Lowell Hawkinson	August 25, 2006
Lowell Hawkinson	Date

To be returned to Jennifer Healey in the Human Resources Department by August 25, 2006.

ATTACHMENT A

DESCRIPTION OF SEVERANCE BENEFITS

1. Severance Pay - The Company will provide you with six (6) months salary continuation (the equivalent of $143,750), less all applicable state and federal taxes (the “Severance Pay”). The Severance Pay will be paid in accordance with the Company’s normal payroll practices, and will commence no earlier than the eighth (8th) day after you timely execute, return and do not revoke this letter agreement.

2. Stock Option Treatment - Solely for purposes of the stock option agreements governing your outstanding stock option awards under the Company’s 1997 Stock Incentive Plan and the Company’s 2000 Stock Incentive Plan, the Company will waive any right to determine that you were discharged by the Company for “cause” under and as defined in Section 3(e) of each of such stock option agreements. As a result of this waiver, your options under these two plans will not terminate immediately, but will terminate three (3) months after the Resignation Date. The Company affirms that this waiver has been approved by the Company’s Board of Directors. Furthermore, the Company acknowledges that, after your Resignation Date, while you may have your own personal obligations under federal securities laws, the Company policy will no longer prohibit your exercise of options that have vested as of the Resignation Date. Any stock options held by you that were unvested as of the Resignation Date terminated as of that date and are no longer outstanding.

3. COBRA Continuation - Provided you are eligible and timely elect to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq., for a period of eighteen (18) months, the Company will continue to pay the same percentage towards your medical, dental and vision coverage as it did while you were employed with the Company. Thereafter, you may elect to continue receiving COBRA coverage and all premium costs shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation. You should consult the COBRA materials to be provided by the Company for details regarding these benefits.